Exhibit 10.2

EXELIXIS, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

SECTION 1. INTRODUCTION.

The Exelixis, Inc. Change in Control and Severance Benefit Plan (the “Plan”), established on December 9, 2005, is hereby amended and restated effective December 23, 2008 and further amended and restated effective December 1, 2010 (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Exelixis, Inc. and its wholly owned subsidiaries (the “Company”) in the event that such employees are subject to qualifying employment terminations and additional benefits if such qualifying employment termination occurs in connection with a Change in Control. This Plan shall supersede any severance benefit plan, contract, agreement, policy or practice maintained by the Company on the Effective Date; provided, however, that if any provision relating to stock options or other awards contained in the Company’s 2000 Equity Incentive Plan, or any successor or similar plan adopted by the Company (the “Equity Incentive Plan”) is more favorable to an employee than the corresponding provision or the absence of such corresponding provision in the Plan, then such more favorable provision in the Equity Incentive Plan shall govern, but the remainder of the Plan shall continue in full force and effect. As applicable, this Plan shall constitute an amendment to an employee’s stock option agreement or other agreement under the Equity Incentive Plan. This document also is the Summary Plan Description for the Plan.

SECTION 2. DEFINITIONS.

For purposes of the Plan, except as otherwise provided in the applicable Participation Notice, the following terms are defined as follows:

(a) “Base Salary” means the Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Participant’s Covered Termination divided by twelve (12).

(b) “Board” means the Board of Directors of Exelixis, Inc.

(c) “Bonus” means the Participant’s target bonus established by the Company’s Compensation Committee for the year in which the Covered Termination occurs divided by twelve (12).

(d) “Change in Control” means one of the following events or a series of more than one of the following events: (i) when a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) acquires beneficial ownership of the Company’s capital stock equal to 50% or more of either (x) the then-outstanding shares of the Company’s common stock or (y) the combined voting power of the Company’s then-outstanding securities to vote generally in the election of directors; (ii) upon the consummation by the Company of (x) a reorganization, merger or consolidation, provided that, in each case, the

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persons who were the Company’s stockholders immediately prior to the reorganization, merger or consolidation do not, immediately after, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (y) a liquidation or dissolution of the Company or the sale of all or substantially all of the Company’s assets; or (iii) when the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board, is excluded from clause (iii)(y) above. For the purposes of this definition, (i) prior to a Change in Control, “Company” shall mean only Exelixis, Inc. or its successor and shall not include (A) its wholly owned subsidiaries or (B) the surviving or controlling entity resulting from a Change in Control or the entity to which the Company’s assets were transferred in the case of an asset sale constituting a Change in Control and (ii) following a Change in Control, “Company” shall mean only Exelixis, Inc. (or its successor) and any surviving or controlling entity resulting from such Change in Control or the entity to which the Company’s assets were transferred in the case of an asset sale constituting such a Change in Control and shall not include any wholly owned subsidiaries.

(e) “Change in Control Termination” means a Covered Termination which occurs within one (1) month prior to or within thirteen (13) months following the effective date of a Change in Control.

(f) “COBRA Period” means (i) in the case of a Change in Control Termination, the number of months set forth in Section 4(a)(iii) and (ii) in the case of a Covered Termination that is not a Change in Control Termination, (x) in the case of an Executive Participant, six (6) months and (y) in the case of a Participant who is not an Executive Participant, zero (0) months.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company” means Exelixis, Inc., its wholly owned subsidiaries, any successor to Exelixis, Inc. and, following a Change in Control, the surviving or controlling entity resulting from such a Change in Control or the entity to which the Company’s assets were transferred in the case where the Change in Control is an asset sale.

(i) “Constructive Termination” means a voluntary termination of employment with the Company resulting in a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) by a Participant after one of the following is undertaken without the Participant’s written consent: (i) reduction of such Participant’s base salary by more than ten percent (10%) as in effect immediately prior to the time such reduction occurs; (ii) the

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occurrence of a material diminution in the package of welfare benefit plans, taken as a whole, in which such Participant is entitled to participate immediately prior to the time such material diminution (except that such Participant’s contributions may be raised to the extent of any cost increases imposed by third parties); provided, however, that such material diminution qualifies as an “involuntary separation from service” as provided under Treasury Regulation Section 1.409A-1(n)(2)(i) or (ii); (iii) a change in such Participant’s responsibilities, authority or offices that, taken as a whole, result in a material diminution of position; provided, however, that a change in the Participant’s title or reporting relationships shall not by itself constitute a Constructive Termination; (iv) a request that such Participant relocate to a worksite that is more than thirty-five (35) miles from such Participant’s prior worksite, unless such Participant accepts such relocation opportunity; (v) a material reduction in duties; (vi) a failure or refusal of any successor company to assume the obligations of the Company under an agreement with such Participant; or (vii) a material breach by the Company of any of the material provisions of an agreement with such Participant, including, without limitation, a breach of the terms of any agreement or program providing for the payment of bonus compensation. Notwithstanding any provision of this definition of “Constructive Termination” to the contrary, an event or action by the Company shall not give the Participant grounds to voluntarily terminate employment as a Constructive Termination unless the Participant gives the Company written notice within thirty (30) days of the initial existence of such event or action that the event or action by the Company would give the Participant such grounds to so terminate employment and such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than within thirty (30) days of receiving such written notice from the Participant. For the avoidance of doubt, the cessation of employment followed by the immediate commencement of services as an independent contractor for the Company, which does not result in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h), shall not constitute a Constructive Termination.

(j) “Covered Termination” means (x) an Involuntary Termination Without Cause or (y) a Constructive Termination if such Constructive Termination occurs any time after the date that is one (1) month prior to the effective date of the first Change in Control that occurs after the Participant commences participation in the Plan. Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a voluntary termination of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination.

(k) “Equity Incentive Plan” means the 2000 Equity Incentive Plan or any successor or similar plan adopted by the Company.

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Involuntary Termination Without Cause” means Participant’s involuntary termination of employment by the Company resulting in a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition of “termination of employment” thereunder) for a reason other than Cause. “Cause” means the occurrence of any one or more of the following: (i) the Participant’s conviction of, or plea of no contest with respect to, any crime involving fraud, dishonesty or

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moral turpitude; (ii) the Participant’s attempted commission of or participation in a fraud or act of dishonesty against the Company that results in (or might have reasonably resulted in) material harm to the business of the Company; (iii) the Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any statutory duty the Participant owes to the Company; or (iv) the Participant’s conduct that constitutes gross misconduct, insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to the business of the Company; provided, however, that the conduct described under clause (iii) or (iv) above will only constitute Cause if such conduct is not cured within fifteen (15) days after the Participant’s receipt of written notice from the Company or the Board specifying the particulars of the conduct that may constitute Cause. The determination that a termination of a Participant’s employment is for Cause shall not be made unless and until there shall have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for such Participant, together with such Participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, such Participant was guilty of the conduct constituting “Cause” and specifying the particulars. For the avoidance of doubt, if, in connection with a Change in Control, an employee is terminated and offered “immediate reemployment” by the surviving or controlling entity resulting from a Change in Control or the entity to which the Company’s assets were transferred in the case of an asset sale constituting a Change in Control, then such termination shall not constitute an Involuntary Termination Without Cause. For purposes of the foregoing, “immediate reemployment” shall mean that the employee’s employment with the surviving or controlling entity resulting from a Change in Control or the entity to which the Company’s assets were transferred in the case of an asset sale constituting a Change in Control, results in uninterrupted employment such that the employee does not suffer a lapse in pay as a result of the Change in Control and the terms of such reemployment, taken as a whole, are not less favorable than the terms of employment with the Company immediately prior to such employee’s termination of employment. For the avoidance of doubt, the cessation of employment followed by the immediate commencement of services as an independent contractor for the Company, which does not result in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h), shall not constitute an Involuntary Termination Without Cause.

(n) “Participant” means an individual (i) who is employed by the Company as its Chief Executive Officer, President, senior vice president, vice president or any other officer with a rank of vice president or above and (ii) who has received a Participation Notice from and executed and returned such Participation Notice to the Company. The determination of whether an employee is a Participant shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons. “Executive Participant” means a Participant who has been designated as an Executive Participant on the Participant’s Participation Notice.

(o) “Participation Notice” means the latest notice delivered by the Company to a Participant informing the employee that the employee is a Participant in the Plan, substantially in the form of Exhibit A hereto.

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(p) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

SECTION 3. ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the provisions set forth in this Section and Section 7, in the event of a Covered Termination, the Company will provide the severance benefits described in Section 4 of the Plan to the affected Participant.

(b) Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is a Participant, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(i) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance or change in control benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement.

(ii) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an affiliate of the Company.

(iii) The employee does not confirm in writing that he or she shall be subject to the Company’s Employee Proprietary Information and Inventions Agreement.

(c) Termination of Benefits. A Participant’s right to receive the payment of benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Company:

(i) willfully breaches a material provision of the Participant’s Employee Proprietary Information and Inventions Agreement with the Company, as referenced in Section 3(b)(iii); or

(ii) willfully encourages or solicits any of the Company’s then current employees to leave the Company’s employ.

SECTION 4. AMOUNT OF BENEFITS.

(a) Cash Severance Benefits. Except as provided in the applicable Participant Notice:

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(i) Each Executive Participant who incurs a Covered Termination that is not also a Change in Control Termination shall be entitled to receive a cash severance benefit equal to six (6) months of Base Salary. Any cash severance benefits provided under this Section 4(a)(i) shall be paid pursuant to the provisions of Section 5.

(ii) Each Participant (x) who incurs a Change in Control Termination and (y) who was employed by the Company at the position or level set forth in Section 4(a)(iii) below within one (1) month immediately prior to such Change in Control Termination shall be entitled to receive a cash severance benefit equal to the sum of the Participant’s Base Salary plus Bonus for the number of months set forth in Section 4(a)(iii). If a Participant serves in two or more positions set forth in the table below, such cash severance benefit shall be for the position with the greatest number of months of cash severance, with no additional cash severance for the other position(s). Any cash severance benefits provided under this Section 4(a)(ii) shall be paid pursuant to the provisions of Section 5.

(iii) For the purposes of determining the months of severance benefits in the event of a Change in Control Termination, the following periods shall be used.

Position or Level	Months of Severance Benefit
Chief Executive Officer	24 months
Executive Participants other than the Chief Executive Officer	18 months
Participants who are not Executive Participants	12 months

(b) Accelerated Stock Award Vesting and Extended Exercisability of Stock Options. If a Participant incurs a Change in Control Termination, then effective as of the date of the Participant’s Change in Control Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s common stock (or stock appreciation rights or similar rights or other rights with respect to stock of the Company issued pursuant to the Equity Incentive Plan) that are held by the Participant on such date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued or issuable (or in respect of similar rights or other rights with respect to stock of the Company issued or issuable pursuant to the Equity Incentive Plan) pursuant to any other stock award granted to the Participant by the Company shall lapse.

In addition, if a Participant incurs a Change in Control Termination, the post-termination of employment exercise period of any outstanding option (or stock appreciation right or similar right or other rights with respect to stock of the Company issued pursuant to the Equity Incentive Plan) held by the Participant on the date of his or her Change in Control Termination shall be extended, if necessary, such that the post-termination of employment exercise period shall not terminate prior to the later of (i) the date twelve (12) months after the effective date of the Change in Control or (ii) the post-termination exercise period provided for in such option;

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provided, however, that such stock right shall not be exercisable after the expiration of its maximum term. Notwithstanding the foregoing, stock rights granted prior to the Effective Date shall not be exercisable after the later of (A) the 15th day of the third month following the date at which, or (B) December 31 of the calendar year in which, the stock right would otherwise have expired if the stock right had not been extended.

Notwithstanding the provisions of this Section 4(b), in the event that the provisions of this Section 4(b) regarding acceleration of vesting of an option or extended exercisability of an option would adversely affect a Participant’s option or other stock award (including, without limitation, its status as an incentive stock option under Section 422 of the Code) that is outstanding on the date the Participant commences participation in the Plan, such acceleration of vesting and/or extended exercisability shall be deemed null and void as to such option or other stock award unless the affected Participant consents in writing to such acceleration of vesting or extended exercisability as to such option or other stock award within thirty (30) days after becoming a Participant in the Plan.

(c) Continued Medical Benefits. If a Participant incurs a Covered Termination and the Participant was enrolled in a health, dental, or vision plan sponsored by the Company immediately prior to such Covered Termination, the Participant may be eligible to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will notify the Participant of any such right to continue such coverage at the time of termination pursuant to COBRA. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums will be credited as payment by the Participant for purposes of the Participant’s payment required under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA (except the obligation to pay insurance premiums that the Company pays, if any) will be applied in the same manner that such rules would apply in the absence of this Plan.

If a Participant timely elects continued coverage under COBRA, the Company shall pay the full amount of the Participant’s COBRA premiums on behalf of the Participant for the Participant’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Participant’s eligible dependents, during the number of months equal to the COBRA Period; provided, however, that if the COBRA Period exceeds the length of time that the Participant is entitled to coverage under COBRA (including any additional period under analogous provisions of state law), the Company or any resulting or acquiring entity or transferee entity (in the case of an asset sale) involved in a Change in Control, as applicable, shall be required to provide health, dental and vision insurance coverage for the Participant and his or her eligible dependents for any portion of the COBRA Period that exceeds the length of time that the Participant is entitled to coverage under COBRA (including any additional period under analogous provisions of state law), at a level of coverage that is substantially similar to the continued coverage that the Participant and his or her eligible dependents received under the Company’s health, dental and vision plans; provided further, however, that no such premium payments (or any other payments for medical, dental or vision coverage by the Company) shall

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be made following the Participant’s death or the effective date of the Participant’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Participant shall be required to notify the Company immediately if the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer. Upon the conclusion of the COBRA Period (or such shorter period during which the Company is obligated to pay premiums pursuant to this Section 4(c)), the Participant will be responsible for the entire payment of premiums required under COBRA.

For purposes of this Section 4(c), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the group health coverage in effect on the date of the Covered Termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether the Participant elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following the month in which the Participant incurs a Covered Termination and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earliest of (x) the Participant’s death, (y) the effective date on which the Participant becomes covered by a medical, dental or vision insurance plan of a subsequent employer, and (z) the last day of the COBRA Period.

(d) Outplacement Services. If a Participant incurs a Change in Control Termination, the Company shall pay, on behalf of the Participant, for outplacement services with an outplacement service provider selected by the Company for the time periods specified below; provided, however, that the payments made by the Company for such outplacement services shall not exceed the maximum amounts set forth below; provided further, however, that such payments qualify for the exception provided by Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and (C).

Position or Level	Time Period	Maximum Amount
Chief Executive Officer	24 months	$50,000
Executive Participants other than the Chief Executive Officer	18 months	$30,000
Participants who are not Executive Participants	12 months	$20,000

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(e) Other Employee Benefits. All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(f) Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide additional or enhanced benefits to those benefits provided for pursuant to Sections 4(a), 4(b), 4(c) and 4(d) to Participants or employees who are not Participants (“Non-Participants”) chosen by the Company, in its sole discretion, and the provision of any such benefits to a Participant or a Non-Participant shall in no way obligate the Company to provide such benefits to any other Participant or to any other Non-Participant, even if similarly situated. If benefits under the Plan are provided to a Non-Participant, references in the Plan to “Participant” (with the exception of Sections 4(a), 4(b), 4(c) and 4(d)) shall be deemed to refer to such Non-Participants.

SECTION 5. TIME AND FORM OF SEVERANCE PAYMENTS.

(a) General Rules. Subject to Section 5(b), any cash severance benefit provided under Section 4(a) shall be paid in installments pursuant to the Company’s regularly scheduled payroll periods commencing as soon as practicable following the effective date of a Participant’s Covered Termination and shall be subject to all applicable withholding for federal, state and local taxes. In the event of a Participant’s death prior to receiving all installment payments of his or her cash severance benefit under Section 4(a), any remaining installment payments shall be made to the Participant’s estate on the same payment schedule as would have occurred absent the Participant’s death. In no event shall payment of any Plan benefit be made prior to the effective date of the Participant’s Covered Termination or prior to the effective date of the release described in Section 7(a).

(b) Application of Section 409A.

(i) All payments provided under this Plan are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii) If a Participant is a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of a Covered Termination, then any cash severance payments pursuant to Section 4(a) (the “Severance Payments”) shall be delayed until the date that is six (6) months after the date of the Covered Termination (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Participant a lump sum amount equal to the sum of the Severance Payments that otherwise would have been paid to Participant on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Severance Payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. Notwithstanding the foregoing, (i) Severance Payments scheduled to be paid from the date of a Covered Termination through March 15th of the calendar year following such termination shall be paid to the maximum extent permitted pursuant to the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); (ii) Severance Payments scheduled to be paid that are not paid pursuant to the preceding clause (i) shall be paid as scheduled to the maximum extent permitted pursuant to an

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“involuntary separation from service” as permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the Covered Termination; and (iii) any Severance Payments that are not paid pursuant to either the preceding clause (i) or the preceding clause (ii) shall be subject to delay, if necessary, as provided in the previous sentence. Except to the extent that payments may be delayed until the Delayed Payment Date, on the first regularly scheduled payroll period following the release described in Section 7(a), the Company will pay the Participant the Severance Payments the Participant would otherwise have received under the Plan on or prior to such date but for the delay in payment related to the effectiveness of the release described in Section 7(a), with the balance of the Severance Payments being paid as otherwise provided herein.

(iii) Benefits provided under Section 4(b) are intended to be provided pursuant to the exception provided by Treasury Regulation Sections 1.409A-1(b)(5)(v)(C)(1) and 1.409A-1(b)(5)(v)(E). Amounts paid under Section 4(c) are not intended to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code and are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Amounts paid under Section 4(d) are intended to qualify for the exception provided under Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and (C).

SECTION 6. REEMPLOYMENT.

In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to Section 4(a) or Section 4(f) have been paid, the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

SECTION 7. LIMITATIONS ON BENEFITS.

(a) Release. In order to be eligible to receive benefits under the Plan and if requested by the Company, a Participant also must execute, in connection with the Participant’s Covered Termination or Change in Control Termination, a general waiver and release in substantially the form attached hereto as Exhibit B, Exhibit C or Exhibit D, as appropriate, and such release must become effective in accordance with its terms; provided, however, (i) no such release shall require the Participant to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan, and (ii) cash severance benefits pursuant to Section 4(a) shall commence to be paid as soon as practicable following the effective date of such general waiver and release (the “Release Effective Date”), in accordance with Section 5, and any installment payments that, in the absence of the requirement of a general waiver and release, would have been paid between the effective date of the Covered Termination and the Release Effective Date shall be made together with the first installment payment that occurs following the Release Effective Date such that the duration of payments will not be affected by the timing of the Release Effective Date. With respect to any outstanding option held by the Participant, no provision set forth in this Plan granting the Participant additional rights to exercise the option can be exercised unless and until the release, if requested, becomes effective. The Company, in its sole discretion, may modify the form of the required release to comply with applicable law and

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shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Company’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory or other contractual obligations.

(c) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d) Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits (other than severance or change in control benefits) to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

(e) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

(f) Parachute Payments. Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall

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be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide the Participant with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

SECTION 8. RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time; provided, however, that (i) no such amendment or termination shall reduce or otherwise adversely affect the severance benefits provided in Sections 4(a)(i) or 4(c) to a Participant in connection with a Covered Termination that is not a Change in Control Termination, unless such Participant consents in writing to such amendment or termination and (ii) no such amendment or termination shall occur following the date one (1) month prior to a Change in Control as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan or any Participation Notice shall be in writing and executed by a duly authorized officer of the Company. Unless otherwise required by law, no approval of the shareholders of the Company shall be required for any amendment or termination including any amendment that increases the benefits provided under any option or other stock award.

SECTION 9. NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

12.

SECTION 10. LEGAL CONSTRUCTION.

This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

SECTION 11. CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

Exelixis, Inc.

Attn: Corporate Secretary

210 East Grand Avenue

South San Francisco, CA 94080

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)	the specific reason or reasons for the denial;

(2)	references to the specific Plan provisions upon which the denial is based;

(3)	a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)	an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

13.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Exelixis, Inc.

Attn: Corporate Secretary

210 East Grand Avenue

South San Francisco, CA 94080

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(1)	the specific reason or reasons for the denial;

(2)	references to the specific Plan provisions upon which the denial is based;

(3)	a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)	a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying

14.

out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 11, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 12. BASIS OF PAYMENTS TO AND FROM PLAN.

All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 13. OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 04-3257395. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 507.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Exelixis, Inc.

Attn: Corporate Secretary

210 East Grand Avenue

South San Francisco, CA 94080

(d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Exelixis, Inc.

Attn: Corporate Secretary

210 East Grand Avenue

South San Francisco, CA 94080

The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 837-7000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

15.

SECTION 14. STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Exelixis, Inc.) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 14 and, under ERISA, you are entitled to:

Receive Information About Your Plan and Benefits

(a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(c) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions By Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

16.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 15. GENERAL PROVISIONS.

(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 11(a) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver and Costs of Enforcement. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances. All out-of-pocket costs and expenses reasonably incurred by a Participant (including attorneys’ fees) in connection with enforcing the Participant’s rights under the Plan (including the costs and expenses of complying with the provisions of Section 11) shall be paid by the Company if such rights relate to a Covered Termination that occurs any time after the date that is one (1) month prior to the effective date of the first Change in Control that occurs after the Participant commences participation in the Plan. Notwithstanding the foregoing, if the Participant initiates

17.

any claim or action and the claim or action is totally without merit or frivolous, the Participant shall be responsible for the Participant’s own costs and expenses.

(d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

SECTION 16. EXECUTION.

To record the adoption of the Plan as set forth herein, Exelixis, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

EXELIXIS, INC.

By:
Title:

EXHIBIT A

EXELIXIS, INC.

CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

PARTICIPATION NOTICE

To:
Date:

Exelixis, Inc. (the “Company”) has adopted the Exelixis, Inc. Change in Control and Severance Benefit Plan (the “Plan”). The Company is providing you with this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together also constitute a summary plan description of the Plan.

For the purposes of the Plan you [    ] are an Executive Participant [    ] are not an Executive Participant.

Except as provided in the Plan, the Plan supersedes any and all severance or change in control benefits payable to you as set forth in any agreement, including offer letters, with the Company entered into prior to the date hereof.

18.

Notwithstanding the terms of the Plan:
[
]

Please return to the Company’s Corporate Secretary a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records.

EXELIXIS, INC.

By:
Its:

19.

ACKNOWLEDGEMENT

The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice. In the event the undersigned holds outstanding stock options as of the date of this Participation Notice, the undersigned hereby:*

☐	accepts all of the benefits of Section 4(b) of the Plan regardless of any potential adverse effects on any outstanding option or other stock award

☐	accepts the benefits of Section 4(b) of the Plan that have no adverse effect on outstanding options or other stock awards and rejects the benefits of Section 4(b) of the Plan as to those outstanding options and other stock awards that would have potential adverse effects

☐	other (please describe):

The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of this election including the effect, if any, on the status of the stock options for tax purposes under Section 422 of the Internal Revenue Code.

Print name

*	Please check one box; failure to check a box will be deemed the selection of the second alternative (i.e., accepting the benefits of Section 4(b) of the Plan that have no adverse effect on outstanding options or other stock awards and rejecting the benefits of Section 4(b) of the Plan as to those outstanding options and other stock awards that would have potential adverse effects).

20.

For Employees Age 40 or Older

Individual Termination

EXHIBIT B

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Exelixis, Inc. Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby

21.

For Employees Age 40 or Older

Individual Termination

represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

22.

For Employees Age 40 or Older

Group Termination

EXHIBIT C

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Exelixis, Inc. Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby

23.

For Employees Age 40 or Older

Group Termination

represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an office of the Company; (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release; and (f) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me.

EMPLOYEE

Name:

Date:

24.

EXHIBIT D

RELEASE AGREEMENT

I understand and agree completely to the terms set forth in the Exelixis, Inc. Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under the Company’s Employee Proprietary Information and Inventions Agreement.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and its and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company and its affiliates, or their affiliates, or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that the following rights or claims are not included in my Release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliate to which I am a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, I understand that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby

25.

For Employees Under Age 40

Individual and Group Termination

represent and warrant that, other than the claims identified in this paragraph, I am not aware of any claims I have or might have that are not included in the Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EMPLOYEE

Name:
Date:

26.